EXHIBIT 99.1

Icahn Enterprises L.P. Announces Rights Offering

NEW YORK, Dec. 1, 2011 (GLOBE NEWSWIRE) -- Icahn Enterprises L.P. (NYSE:IEP) today announced that it intends to launch a rights offering to raise proceeds of approximately $500 million. The purposes of the rights offering are: (i) to enhance the company's depositary unit holder equity from approximately $3.2 billion as of December 31, 2010 to approximately $4.5 billion, after taking into account the $500 million proceeds of the rights offering and the approximately $800 million increase in the fair market value of the company's investments in its hedge funds from January 1, 2011 through November 30, 2011, as well as operating performance through September 30, 2011; (ii) to endeavor to improve the company's credit ratings; and (iii) to raise equity capital to be used for potential investments and acquisitions.

Pursuant to the rights offering, Icahn Enterprises will distribute freely-tradable rights pro rata to holders of record of the company's depositary units as of the close of business on the record date to be established for the offering. Each whole right will entitle the holder to acquire a newly-issued depositary unit of Icahn Enterprises for an exercise price based on the 10-day volume weighted average price of the depositary units immediately preceding the record date. In addition, holders of rights will be entitled to subscribe for additional depositary units that remain unsubscribed as a result of any unexercised subscription rights.

Carl C. Icahn, whose affiliates hold approximately 92.6% of the company's outstanding depositary units, has informed the company that his affiliates intend to exercise fully all basic subscription rights and over-subscription rights allocated to them in the rights offering.

Icahn Enterprises intends to apply to list the rights on NASDAQ following the previously announced transfer of the listing of the company's depositary units from NYSE. The rights are expected to trade on NASDAQ until the close of business on the expiration date of the offering.

Icahn Enterprises has filed with the Securities and Exchange Commission a registration statement on Form S-3 that registers the depositary units and the rights. Promptly after the registration statement becomes effective, the company will announce further details regarding the rights offering, including the record date, the exercise price, the date of distribution of the rights and the expiration date of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. A written prospectus for the rights offering may be obtained, when available, by contacting our information agent for the rights offering:

Registrar and Transfer Company
Attn. Reorg/Exchange Department
10 Commerce Drive, Cranford, NJ 07016
(800) 368-5948.

About Icahn Enterprises L.P.

Icahn Enterprises L.P. (NYSE:IEP), a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment, Automotive, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects,"

"anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONTACT: Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500